FORM 8-A


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                     TEMPLETON EMERGING MARKETS INCOME FUND
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                                  59-3192205
---------------------------------------     -----------------------------------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


   500 East Broward Boulevard, Suite 2100
   FORT LAUDERDALE, FLORIDA                                33394-3091
   ------------------------------                       ----------------
     (Address of Principal                                (Zip Code)
        Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                     Name of each exchange on
                  Title of each class               which each class is to be
                  TO BE SO REGISTERED                      REGISTERED
                  -------------------               --------------------------

         Shares of beneficial interest,          New York Stock Exchange, Inc.
         without par value

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The following is a brief outline description of the securities and related rights, privileges and features of Templeton Emerging Markets Income Fund (the "Registrant"). The title of the capital stock to be registered is shares of beneficial interest, without par value (the "Shares"). The Registrant is a Delaware statutory trust and the number of Shares that is authorized is unlimited. The Board of Trustees, on behalf of the Registrant, may acquire and hold as treasury shares, reissue for such consideration and on such terms as it may determine, or cancel, at its discretion from time to time, any outstanding Shares reacquired by the Registrant.

     Shareholders of the Registrant ("Shareholders") are entitled to receive dividends and distributions, when, if and as declared by the Board of Trustees of the Registrant. Dividends may be paid in cash or in kind. No outstanding Share shall have any priority or preference over any other outstanding Share with respect to dividends or distributions paid in the ordinary course of business or distributions upon dissolution of the Registrant. All dividends and distributions from the Registrant shall be made ratably among all Shareholders according to the number of Shares held of record by such Shareholders on the record date for any dividend or distribution.

     Shareholders shall have no preemptive or other right to subscribe for new or additional authorized, but unissued Shares or other securities issued by the Registrant. The Board of Trustees may from time to time divide or combine the outstanding Shares into a greater or lesser number of outstanding Shares. Any such division or combination shall not materially change the proportionate beneficial interest of Shareholders at the time of such division or combination.

     Voting Rights. Subject to any provision of the Registrant's Agreement and Declaration of Trust ("Declaration of Trust") and By-Laws or applicable law that requires a different vote: (1) in all matters other than the election of Trustees, the affirmative vote at a Shareholders' meeting at which a quorum is present (a) of 67% or more of the voting securities present in person or represented by proxy at such meeting, if the holders of more than 50% of the outstanding voting securities of the Registrant are present or represented by proxy; or (b) of more than 50% of the outstanding voting securities of the Registrant, whichever is the less, shall be the act of the Shareholders ("Shareholders' Majority Vote"); and (2) Trustees shall be elected by not less than a plurality of the votes cast of the holders of outstanding Shares entitled to vote present in person or represented by proxy at a Shareholders' meeting at which a quorum is present. A majority of the outstanding Shares entitled to vote at a Shareholders' meeting, which are present in person or represented by proxy, constitutes a quorum, except when a larger quorum is required by applicable law or the requirements of any securities exchange on which outstanding Shares are listed for trading, in which case such quorum shall comply with such requirements. Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present. Shareholders are not entitled to cumulative voting in the election of Trustees or on any other matter. Subject to certain provisions contained in the Declaration of Trust, the following actions require the approval of the Board of Trustees and the affirmative vote of the holders of at least 75% of the outstanding Shares entitled to vote to approve, adopt or authorize such action, unless such action has been previously approved, adopted or authorized by the affirmative vote of at least 66 2/3% of the Board of Trustees, in which case the Shareholder vote set forth in (1) above (in this Voting Rights Section) is required: (x) any of the following extraordinary transactions with respect to the Registrant: dissolution, merger, consolidation, conversion, or reorganization; or (y) a reclassification of the Registrant from a closed-end investment company to an open-end investment company. An amendment of the provisions of the Declaration of Trust regarding (i) number, classes, election, term, removal, resignation, powers, action by written consent, other business interests, quorum for meetings and required vote of the Board of Trustees, (ii) Shareholders' voting powers, quorum for meetings, required vote, action by written consent and record dates, (iii) limitations on liabilities and indemnification of Trustees, officers, employees and other agents of the Registrant, the purchase of insurance by Trustees on behalf of agents for the Trust and shareholder derivative actions, (iv) extraordinary transactions referenced in (x) above and the reclassifications referenced in (y) above, and
(v) amendment of the Registrant's Declaration of Trust, require the approval of the Board of Trustees and the affirmative vote of the holders of at least 66 2/3% of the outstanding Shares entitled to vote, unless such action has previously been approved, adopted or authorized by the affirmative vote of at least 66 2/3% of the Board of Trustees, in which case a Shareholder Majority Vote shall be required.

     Certain provisions of the Declaration of Trust and By-Laws of the Registrant may be amended, and other actions may be taken, that could effect a modification in the rights of Shareholders otherwise than by a vote of a majority or more of the Shares of the Registrant outstanding, voting as a class. The provisions regarding voting described above with respect to which action may be taken by the affirmative vote of 67% or more of the voting securities present in person or represented by proxy at a Shareholders' meeting, if the holders of more than 50% of the outstanding voting securities of the Registrant are present or represented by proxy, permit actions, including actions that may modify the rights of Shareholders, to be taken otherwise than by a vote of a majority or more of the shares of the Registrant outstanding, voting as a class. Also, subject to the provisions described herein, the Registrant's Declaration of Trust may be restated and/or amended at any time by the Board of Trustees, without approval of the Shareholders, with respect to, but not limited to, the following provisions: (a) provisions of the Declaration of Trust related to the shares of beneficial interest of the Registrant, including authorization of such Shares, issuance and sale of such Shares, repurchase of outstanding Shares, transferability of outstanding Shares, dividends and distributions to Shareholders, preemptive rights, divisions or recombinations of outstanding Shares, the status of outstanding Shares and limitations of personal liability of Shareholders, (b) elections regarding the tax status of Registrant, (c) the creation and designation of series and classes of shares of beneficial interest, and (d) indemnification of Shareholders. The By-Laws of the Registrant may be amended, restated or repealed or new By-Laws may be adopted by: (1) a Shareholder Majority Vote; or (2) the affirmative vote of not less than a majority of the Trustees present at a meeting of the Board of Trustees at which a quorum is present. The Declaration of Trust and By-Laws may also be amended or replaced pursuant to any agreement of merger or consolidation, without a Shareholder vote, if the merger or consolidation complies with the terms and conditions of Article VIII, Section 3(a) of the Declaration of Trust and Title 12, Section 3815(f) of the Delaware Code, as amended.

     The voting provisions described above regarding the following extraordinary transactions with respect to the Registrant: a dissolution, merger, consolidation, conversion, or reorganization, would have the effect of delaying, deferring or preventing a change in control of the Registrant unless such transaction has been previously approved, adopted or authorized by the affirmative vote of at least 66 2/3% of the Board of Trustees. In addition, the classification of the Board of Trustees, as described below, would also have the effect of delaying, deferring or preventing a change in control of the Registrant.

     Classification of Board. The Declaration of Trust provides that the Board of Trustees will be divided into three classes, with the term of office of one class expiring each year. Trustees of the first class will be elected to hold office for a term expiring at the next succeeding annual meeting at the time such Trustees' successors are elected and qualified; Trustees of the second class will be elected to hold office for a term expiring at the second succeeding annual meeting at the time such Trustees' successors are elected and qualified; and Trustees of the third class will be elected to hold office for a term expiring at the third succeeding annual meeting at the time such Trustees' successors are elected and qualified. Thereafter, at each annual meeting of Shareholders, the successors to the class of Trustees whose term will then expire will be elected to hold office for a term expiring at the third succeeding annual meeting.

     Repurchases of Shares With Shareholder Consent. The Registrant may repurchase outstanding Shares on the open market or such outstanding Shares as are tendered by any Shareholder for repurchase pursuant to a repurchase offer or tender offer, if any, made by the Registrant periodically or from time to time. The repurchase price may in any case or cases be paid wholly or partly in kind if the Board of Trustees determines that such payment is advisable in the interest of the remaining Shareholders.

     Repurchase of Shares Without Shareholder Consent. The Registrant has the right at its option and at any time, subject to applicable law, to repurchase outstanding Shares of any Shareholder at a price that is in accordance with the terms of the Declaration of Trust, the By-Laws and other applicable law: (a) if at such time, the Shareholder owns outstanding Shares having an aggregate net asset value of less than an amount determined from time to time by the Trustees; or (b) to the extent that the Shareholder owns outstanding Shares equal to or in excess of a percentage of the outstanding Shares determined from time to time by the Trustees.

     Transfer of Shares. Outstanding Shares are transferable only on the record books of the Registrant by the person in whose name such Shares are registered, or by his or her duly authorized attorney-in-fact or representative. The Registrant, its transfer agent or other duly authorized agents may refuse any requested transfer of outstanding Shares, or request additional evidence of authority to safeguard the assets or interests of the Registrant or of its Shareholders, in the Registrant's, transfer agent's or other duly authorized agent's sole discretion.

ITEM 2.  EXHIBITS

 EXHIBIT NO.               EXHIBIT
------------            ---------------------
    1.          Certificate of Trust

    2.          Agreement and Declaration of Trust

    3.           By-Laws




                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        TEMPLETON EMERGING MARKETS INCOME FUND
                                                   (Registrant)



Dated: May 28, 2004               By /s/DAVID P. GOSS
                                    ------------------------------
                                  Name:  David P. Goss
                                  Title: Vice President and Assistant Secretary